                                                                    EXHIBIT D-17


[SEAL]                            UNITED STATES
                         NUCLEAR REGULATORY COMMISSION
                          WASHINGTON, D.C. 20555-0001

                               DECEMBER 20, 2001


                            PROPRIETARY INFORMATION


Mr. William T. Cottle
President and Chief Executive Officer
STP Nuclear Operating Company
South Texas Project Electric
  Generating Station
P. O. Box 289
Wadsworth, TX 77483

SUBJECT: SOUTH TEXAS PROJECT ELECTRIC GENERATING STATION, UNIT NOS. 1 AND 2 - ORDER APPROVING THE DIRECT TRANSFER OF LICENSES FROM RELIANT ENERGY INCORPORATED (FORMERLY KNOWN AS HOUSTON LIGHTING AND POWER COMPANY) TO TEXAS GENCO LP, APPROVING CONFORMING AMENDMENTS, AND APPROVING INDIRECT TRANSFERS (TAC NOS. MB2140 AND MB2141)

Dear Mr. Cottle:

The U.S. Nuclear Regulatory Commission (NRC) staff has completed its review of the application dated May 31, 2001, filed by STP Nuclear Operating Company (STPNOC) on behalf of Reliant Energy Incorporated (Reliant), formerly known as Houston Lighting and Power Company. The application was supplemented by letters dated June 14, August 13, October 16, and November 7, 2001. The application, pursuant to Section 50.80 of Title 10 of the Code of Federal Relations (10 CFR 50.80), seeking approval of the indirect transfer of control of Reliant's 30.8 percent interest in South Texas Project Electric Generation Station (STPEGS), Unit Nos. 1 and 2, under Facility Operating License Nos. NPF-76 and NPF-80, to CenterPoint Energy, Inc., a new parent holding company for Reliant, and, to the extent that an indirect transfer of control of the license as held by STPNOC would result, Reliant's 30.8 percent interest in STPNOC (the licensed operator of STPEGS under the licenses) to CenterPoint Energy, Inc. The application also seeks approval of the direct transfer of Reliant's 30.8 percent ownership interest in STPEGS to Texas Genco LP, which will be indirectly wholly-owned by CenterPoint Energy, Inc., and, to the extent a direct transfer of control would result, Reliant's 30.8 percent ownership interest in STPNOC to Texas Genco LP.

The application, pursuant to 10 CFR 50.90 and 10 CFR 2.1315, also seeks the approval of conforming amendments to the STPEGS operating licenses to reflect the direct transfer.

The enclosed Order (Enclosure 1) approves the proposed transfers, subject to the conditions described therein. The enclosed Order also approves conforming amendments (Enclosure 2), which will be issued and made effective at the time the direct transfers are completed. The NRC staff's proprietary safety evaluation supporting the Order and conforming amendments is included as Enclosure 3. Enclosure 4 is the nonproprietary version.

                            PROPRIETARY INFORMATION

   DOCUMENT TRANSMITTED HEREWITH CONTAINS SENSITIVE UNCLASSIFIED INFORMATION.
         WHEN SEPARATED FROM ENCLOSURES, THIS DOCUMENT IS DECONTROLLED.

W. Cottle                             -2-

The Order has been forwarded to the Office of the Federal Register for publication.

                                      Sincerely,


                                      /s/ DAVID J. WRONA

                                      David J. Wrona, Project Manager, Section 1
                                      Project Directorate IV
                                      Division of Licensing Project Management
                                      Office of Nuclear Reactor Regulation

Docket Nos. 50-498 and 50-499

Enclosures:    1. Order
               2. Conforming Amendments
               3. Safety Evaluation (proprietary)
               4. Safety Evaluation (nonproprietary)

cc w/encls: See next 2 pages

South Texas, Units 1 & 2

            FOR NONPROPRIETARY DISTRIBUTION (ENCLOSURES 1, 2 AND 4)

cc:

A. Ramirez/C. M. Canady                 A. H. Gutterman, Esq.
City of Austin                          Morgan, Lewis & Bockius
Electric Utility Department             1800 M Street, N.W.
721 Barton Springs Road                 Washington, DC 20036-5869
Austin, TX 78704

Mr. M. T. Hardt                         Mr. J. J. Sheppard, Vice President
Mr. W. C. Gunst                         Engineering & Technical Services
City Public Service Board               STP Nuclear Operating Company
P. O. Box 1771                          P. O. Box 289
San Antonio, TX 78296                   Wadsworth, TX 77483

Mr. C. A. Johnson/R. P. Powers          S. M. Head, Manager, Licensing
AEP - Central Power and Light Company   Nuclear Quality & Licensing Department
P. O. Box 289                           STP Nuclear Operating Company
Mail Code: N5022                        P. O. Box 289, Mail Code: N5014
Wadsworth, TX 77483                     Wadsworth, TX 77483

INPO                                    Office of the Governor
Records Center                          ATTN: John Howard, Director
700 Galleria Parkway                      Environmental and Natural
Atlanta, GA 30339-3064                    Resources Policy
                                        P. O. Box 12428
D. G. Tees/R. L. Balcom                 Austin, TX 78711
Houston Lighting & Power Co.
P. O. Box 1700                          Jon C. Wood
Houston, TX 77251                       Matthews & Branscomb
                                        112 East Pecan, Suite 1100
Judge, Matagorda County                 San Antonio, TX 78205
Matagorda County Courthouse
1700 Seventh Street                     Arthur C. Tate, Director
Bay City, TX 77414                      Division of Compliance & Inspection
                                        Bureau of Radiation Control
                                        Texas Department of Health
                                        1100 West 49th Street
                                        Austin, TX 78756

                                        Jim Calloway
                                        Public Utility Commission of Texas
                                        Electric Industry Analysis
                                        P. O. Box 13326
                                        Austin, TX 78711-3326


                                                                       June 2001

South Texas, Units 1 & 2

          FOR PROPRIETARY DISTRIBUTION (ENCLOSURES 1, 2, 3, AND 4)

cc:

Mr. Cornelius F. O'Keefe
Senior Resident Inspector
U.S. Nuclear Regulatory Commission
P.O. Box 910
Bay City, TX 77414

Regional Administrator, Region IV
U.S. Nuclear Regulatory Commission
611 Ryan Plaza Drive, Suite 400
Arlington, TX 76011

                                                                       7590-01-P


                            UNITED STATES OF AMERICA

                         NUCLEAR REGULATORY COMMISSION




In the Matter of                             )
                                             )
SOUTH TEXAS PROJECT NUCLEAR                  )    Docket Nos. 50-498 and 50-499
  OPERATING COMPANY ET AL.                   )
                                             )    License Nos. NPF-76 and NPF-80
(South Texas Project Electric Generating     )
  Station, Unit Nos. 1 and 2)                )




                      ORDER APPROVING TRANSFER OF LICENSES
                           AND CONFORMING AMENDMENTS




                                       I.

     Reliant Energy Incorporated (Reliant),(1) the City Public Service Board of San Antonio (CPS), Central Power and Light Company (CPL), and the City of Austin, Texas (COA) are the licensed owners, and South Texas Project Nuclear Operating Company (STPNOC) is the exclusive licensed operator, of South Texas Project Electric Generating Station, Units 1 and 2 (STPEGS), and in regard thereto, hold Facility Operating License Nos. NPF-76 and NPF-80. STPEGS (the facility) is located in Matagorda County, Texas.



                                      II.

     By application dated May 31, 2001, as supplemented by letters dated June 14, August 13, October 16, and November 7, 2001 (collectively the application), STPNOC, on behalf of Reliant, requested the consent of the U.S. Nuclear Regulatory Commission (NRC or Commission) to a proposed indirect transfer of control of the 30.8 percent undivided ownership interest of Reliant in STPEGS under Facility Operating License Nos. NPF-76 and NPF-80, to CenterPoint Energy, Inc., a newly-formed company that will be the new parent holding company






---------

     (1) Reliant was formerly known as Houston Lighting & Power Company (HL&P). HL&P changed its name to Reliant Energy Incorporated in 1999.

of Reliant, and, to the extent an indirect transfer would result, Reliant's
30.8 percent interest in STPNOC, the licensed operator of STPEGS under the licenses, to CenterPoint Energy, Inc. The application also requested the consent of the Commission to a proposed direct transfer of Reliant's 30.8 percent ownership interest in STPEGS to Texas Genco LP, which will be indirectly wholly-owned by CenterPoint Energy, Inc., and to the indirect transfer of Reliant's 30.8 percent interest in STPNOC to Texas Genco LP, to the extent that the transfer of Reliant's ownership interest in STPNOC will result in an indirect transfer of the STPNOC licenses. According to the application, the proposed direct transfer may occur contemporaneously with CenterPoint Energy, Inc. becoming the parent holding company of Reliant or some time thereafter. The application further requested the approval of conforming license amendments to reflect the direct transfer of the licenses.

         The proposed conforming license amendments would replace references to HL&P in the licenses with references to Texas Genco LP, as appropriate, and make other administrative changes to reflect the proposed direct transfer.

         The application requested approval of the direct transfer of the facility operating licenses, conforming license amendments, and indirect license transfers pursuant to 10 CFR 50.80 and 10 CFR 50.90. The staff published a notice of the request for approval and an opportunity for a hearing in the Federal Register on September 28, 2001 (66 FR 49711). The October 16 and November 7, 2001, supplemental information did not expand the scope of the application as originally noticed in the Federal Register. The Commission received no comments or requests for hearing pursuant to the notice.

         Under 10 CFR 50.80, no license, or any right thereunder, shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. Upon review of the information in the application, and relying upon the representations and agreements contained in the application, the NRC staff has determined that the proposed corporate restructuring resulting in CenterPoint Energy Inc. becoming the parent holding company of Reliant will not affect the qualifications of Reliant to hold a 30.80 percent ownership interest in the facility operating licenses for STPEGS or have any effect on the qualifications of STPNOC to the extent held by Reliant, and that the indirect transfer of the licenses for STPEGS and of STPNOC's licences to the extent effected by the proposed corporate restructuring, is otherwise consistent with applicable provisions of law, regulations, and Orders issued by the Commission, subject to the applicable conditions set forth herein. The NRC staff has also determined that Texas Genco LP is qualified to be a holder of the facility operating licenses for STPEGS, and to the extent that the transfer of Reliant's interest in STPNOC to Texas Genco LP results in an indirect transfer of the STPNOC license, the transfer will not affect the qualifications of STPNOC to be the licensed operator, and that the transfer of the licenses is otherwise consistent with applicable provisions of law, regulations, and Orders issued by the Commission, subject to the conditions set forth herein. The NRC staff has further found that the application for the proposed license amendments complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the Act), and the Commission's rules and regulations set forth in 10 CFR Chapter I; the facilities will operate in conformity with the application, the provisions of the Act, and the rules and regulations of the Commission; there is reasonable assurance that the activities authorized by the proposed license amendments can be conducted without endangering the health and safety of the public and that such activities will be conducted in compliance with the Commission's regulations; the issuance of the proposed license amendments will not be inimical to the common defense and security or to the health and safety of the public; and the issuance of the proposed amendments will be in accordance with 10 CFR Part 51 of the Commission's regulations and all applicable requirements have been satisfied.

         The findings set forth above are supported by a safety evaluation dated December 20, 2001.


                                      III.


         Accordingly, pursuant to Sections 161b, 161i, and 184 of the Atomic Energy Act of 1954, as amended, 42 USC Sections 2201(b), 2201(i), and 2234; and 10 CFR 50.80, IT IS HEREBY ORDERED that the indirect transfer of the licenses as described herein to CenterPoint Energy, Inc., and the direct transfer of the licenses as described herein to Texas Genco LP are approved, subject to the following conditions:

(1) Texas Genco LP shall, prior to the completion of the direct transfer, provide to the Director of the Office of Nuclear Reactor Regulation satisfactory documentary evidence that Texas Genco LP has obtained the appropriate amount of insurance required of licensees under 10 CFR Part 140 of the Commission's regulations.

(2) Reliant shall continue to provide decommissioning funding assurance, to be held in decommissioning trusts for STPEGS, from the date of the indirect transfer until the date of any direct transfer to Texas Genco LP. Texas Genco LP shall provide decommissioning funding assurance, to be held in decommissioning trusts for STPEGS upon the direct transfer of the STPEGS licenses to Texas Genco LP, in an amount equal to or greater than the balance in the STPEGS decommissioning trusts immediately prior to the transfer. In addition, Texas Genco LP shall ensure that all contractual arrangements referred to in the application to obtain necessary decommissioning funds for STPEGS through a non-bypassable charge are executed and will be maintained until the decommissioning trusts are fully funded, or shall ensure that other mechanisms that provide equivalent assurance of decommissioning funding in accordance with the Commission's regulations are maintained.

(3) The master decommissioning trust agreement for STPEGS, at the time the direct transfers are effected and thereafter, is subject to the following:

     a. The decommissioning trust agreement must be in a form acceptable to the NRC.

     b. With respect to the decommissioning trust funds, investments in the securities or other obligations of CenterPoint Energy, Inc., or its affiliates, successors, or assigns, shall be prohibited. Except for investments in funds tied to market indices or other non-nuclear sector mutual funds, investments in any entity owning one or more nuclear power plants are prohibited.

     c. The decommissioning trust agreement must provide that the trustee, investment advisor, or anyone else directing the investments made in the trusts shall adhere to the standards for such investments established by the Public Utility Commission of Texas (e.g., 16 Texas Administration Code Section 25.301).

     d. The decommissioning trust agreement must provide that except for ordinary administrative expenses, no disbursements or payments from the trusts shall be made by the trustee unless the trustee has first given the NRC 30 days prior written notice of such disbursement or payment. The decommissioning trust agreement shall further contain a provision that no disbursements or payments from the trusts shall be made if the trustee receives prior written notice of an objection from the Director, Office of Nuclear Reactor Regulation.

     e. The decommissioning trust agreement must provide that the agreement cannot be modified in any material respect without 30 days prior written notification to the Director, Office of Nuclear Reactor Regulation.

(4) Reliant and Texas Genco LP shall take all necessary steps to ensure that the decommissioning trusts are maintained in accordance with the application, the requirements of this Order, and the related safety evaluation.

(5) Texas Genco LP shall provide the Director, Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from CenterPoint Energy, Inc., or its subsidiaries, to a proposed direct or indirect parent, or to any other affiliated company, facilities for the production of electric energy having a depreciated book value exceeding ten percent (10%) of such licensee's consolidated net utility plant, as recorded on Texas Genco LP's book of accounts.

(6) Texas Genco LP shall inform the Director of the Office of Nuclear Reactor Regulation of the date of the closing of the direct transfer no later than two business days prior to such date. If the direct and indirect transfers of the licenses approved by this Order are not completed by December 31, 2002, this Order shall become null and void, provided, however, upon written application and for good cause shown, such date may in writing be extended.

     IT IS FURTHER ORDERED that, consistent with 10 CFR 2.1315(b), license amendments that make changes, as indicated in Enclosure 2 to the cover letter forwarding this Order, to conform the licenses to reflect the subject direct license transfers are approved. The amendments shall be issued and made effective at the time the proposed direct license transfers are completed. It is hereby noted that the staff is also considering approving a transfer of the licenses to the extent held by CPL. Should the transfer of the licenses to the extent held by CPL take place prior to issuance of the amendments in the current case, the amendments approved here should reflect any conforming amendments approved and issued in connection with the CPL transfer.

     This Order is effective upon issuance.

     For further details with respect to this Order, see the initial application dated May 31, 2001, the supplemental submittals dated June 14, August 13, October 16, and November 7, 2001, and the safety evaluation dated December 20, 2001, which are available for public inspection at the Commission's Public Document Room, located at One White Flint North, 11555 Rockville Pike (first floor), Rockville, Maryland. Publicly available records will be accessible electronically from the Agencywide Documents Access and Management Systems (ADAMS) Public Electronic Reading Room on the internet at the NRC Web site, http://www.nrc.gov.

         Dated at Rockville, Maryland this 20th day of December, 2001.

                                    FOR THE NUCLEAR REGULATORY COMMISSION

                                    /s/ BRIAN W. SHERON

                                    Brian W. Sheron, Acting Director
                                    Office of Nuclear Reactor Regulation